CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-258243) and Form S-8 (Nos. 333-245177, 333-227860 and 333-223439) of Skye Bioscience, Inc., formerly known as Emerald Bioscience, Inc. (“Company”) of our report dated March 25, 2022, (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) on our audit of the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K.

/s/ Mayer Hoffman McCann P.C.

Irvine, California
March 25, 2022